Exhibit 4.4

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

CSW	(“Issue Date”)

Number of Shares Issuable Upon Exercise:

RIGHT TO PURCHASE SHARES OF COMMON STOCK

OF

PPI HOLDINGS, INC.

PPI HOLDINGS, INC.

Common Stock Warrant

PPI Holdings, Inc., a Delaware corporation, hereby certifies that, for value received,                 (the “Holder”) is entitled, subject to the terms set forth below, to purchase from the Company (as defined below)                 fully paid and nonassessable shares of Common Stock (as defined below).

As used herein, the terms set forth below have the following respective meanings:

(a)	“Company” shall mean and include PPI Holdings, Inc. and any corporation that may succeed or assume the obligations of the Company hereunder.

(b)	“Common Stock” shall mean the Company’s common stock, $0.10 par value per share.

(c)

“Warrant” shall mean this Warrant and any and all additional Warrants to be issued by the Company to the Holder or its assigns, as approved by the Company pursuant to the terms and conditions set forth in Section 1.3 hereof.

1.	Exercise of Warrant.

1.1 Full Exercise. This Warrant may be exercised in full by the Holder hereof by surrender of this Warrant, with the form of subscription attached hereto, duly executed by such Holder, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is exercisable by the Exercise Price.

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1.2 Partial Exercise. This Warrant may be exercised in part by surrender of the Warrant in the manner and at the place provided in subsection 1.1 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock designated by the Holder in the subscription attached hereto by (b) the Exercise Price. On any such partial exercise the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant or Warrants of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock for which such Warrant or Warrants may still be exercised.

1.3 Exercise Price Number of Shares; Exercise Date.

(a) The exercise price per share (“Exercise Price”) of each share of Common Stock subject to the provisions of this Warrant shall be $                     , subject to adjustment pursuant to Sections 3, 4 and 5 hereof.

(b) This Warrant shall be exercisable for a period of time commencing on the Issue Date and ending on                 .

(c) The aggregate number of shares of Common Stock that the Holder shall be entitled to purchase hereunder shall be                     , subject to adjustment pursuant to Sections 3, 4 and 5.

1.4 Right to Exercise Warrant for Stock Issuance.

(a) Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant by paying the Exercise Price in the manner set forth in either subsection 1.1 or 1.2, prior to its expiration pursuant to subsection 1.3, the Holder may, by providing notice thereof to the Company along with the form of subscription attached hereto, elect to exercise the Warrant for a reduced number of shares of Common Stock determined in accordance with the following formula:

X = Y(A-B)
A

Where:

X = The number of shares of Common Stock to be issued to the Holder.

Y = The number of shares of Common Stock purchasable under this Warrant

(at the date of such exercise).

A = The fair market value of one share of Common Stock

(at the date of such exercise).

B = Exercise Price (as adjusted to the date of such exercise).

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(b) For purposes of this subsection 1.4, the “fair market value” per share of Common Stock shall be determined in such reasonable manner as may be prescribed in good faith by the Company’s Board of Directors except as follows:

(i) in the event the Warrant is being exercised at the time the Company is making a public offering of its Common Stock, the fair market value per share of Common Stock shall be the per share offering price to the public of the Common Stock;

(ii) in the event the Warrant is being exercised at the time the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on any such exchange or listed for trading on the NASDAQ National Market System, the fair market value per share of Common Stock shall be the last reported sale price of Common Stock on SLLCI1 exchange or system on the last business day prior to the date of exercise of the Warrant (or if no such sale is made on such day, the average of the closing bid and ask prices for Common Stock for such day on such exchange or system); and

(iii) in the event the Warrant is being exercised at the time of the consummation of an acquisition, the fair market value per share of Common Stock shall be the consideration per share of Common Stock the Holders thereof are to receive in connection with such acquisition.

2. Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within fifteen (15) days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the Exercise Price of one fill share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1. or otherwise.

3. Adjustment for Dividends in Other Stock, Property, Reclassification. In case at any time or from time to time, the Holders of Common Stock have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefore,

(a) other or additional stock or other securities or property (other than cash) by way of dividend,

(b) any cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company), or

(c) other or additional stock or other securities or property (including cash) by way of spin-off; split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement, other than additional shares of Common Stock issued as a stock dividend or in a stock-split (adjustments in respect of which are provided in Section 5 hereof), then and in

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each such case the Holder of this Warrant, on the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) that such Holder would hold on the date of such exercise as if on the date hereof he had been the Holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the cases referred to in subdivisions (h) and (c) of this section 3) receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by Sections 4 and 5 hereof.

4. Adjustment for Reorganization, Consolidation, Merger.

4.1 General. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, except as otherwise provided in Section 4.3 hereof; the Holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Sections 3 and 5 hereof.

4.2 Dissolution. Except as otherwise provided in Section 4.3 hereof, in the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrant after the effective-date of such dissolution pursuant to this Section 4 to a ban or trust company, as trustee for the Holder of the Warrant.

4.3 Continuation of Terms. Except as otherwise hereinafter provided, upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 4, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the ease may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, regardless of whether such person shall have expressly assumed the terms of this Warrant; provided, however that if the Holders of Warrants exercisable into at least that number of shares of Common Stock that represents a majority in interest of the Common Stock issuable upon exercise of all the Warrants then issued and outstanding, agree in writing to waive the terms of this Section 4, on and as of the date of the consummation of such reorganization, consolidation or merger effective date of dissolution, as the case may he, the rights of the Holder of this Warrant and the obligations of the Company under this Section 4 shall terminate and the provisions of this Section 4 shall he of no further force and effect.

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5. Adjustment for Extraordinary Events. In the event that the Company shall (i) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then current Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect.

The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 5. The Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive that number of shares of Common Stock determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of this Section 5) be issuable on such exercise by a fraction of which (i) the numerator is the Exercise Price which would otherwise (but for the provisions of this Section 5) be in effect, and (ii) the denominator is the Exercise Price in effect on the date of such exercise.

6. Certificate as to Adjustments. In each ease of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of the Warrants, the Company at its expense will promptly cause its treasurer or chief financial officer to compute such adjustment in accordance with the terms of the Warrants and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such issue or sale and as adjusted and readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to each Holder of a Warrant, and will, on the written request at any time of any Holder of a Warrant, furnish to such Holder a like certificate setting forth the Exercise Price at the time in effect and showing how it was calculated.

7. Notices of Record Data, etc. In the event of:

(a) any taking by the Company of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person,

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or any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then and in each such event the Company will mail or cause to be mailed to each Holder of a Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the Holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up, and (iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any such action is to be taken.

8. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the Holders of Warrants representing at least a majority of the number of shares of Common Stock then issuable upon the exercise of the Warrants. No such amendment, modification or waiver shall be effective as to this Warrant unless the terms of such amendment, modification or waiver shall apply with the same force and effect to all of the other Warrants then outstanding.

9. Reservation of Stock Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, all shares of Common Stock from time to time issuable on the exercise of the Warrant.

10. Exchange of Warrants. On surrender for exchange of any Warrant, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder (on payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

11. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

12. Warrant Agent. The Company may, by written notice to each Holder of a Warrant, appoint an agent for the purpose of issuing Common Stock (or other securities) on the exercise of the Warrant pursuant to Section 1, exchanging Warrants pursuant to Section 10, and replacing Warrants pursuant to Section 11, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

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13. Negotiability, etc. This Warrant is issued upon the following terms, to all of which each Holder or owner hereof by the taking hereof consents and agrees:

(a) any person in possession of this Warrant properly endorsed, and for which consent of the Company is evidenced in writing, is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona tide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona tide purchaser, and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby; and

(b) until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

14. Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

15. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware.

16. Market Standoff.

(a) The Holder, if requested by the Company and an underwriter of Common Stock or other securities of the Company, shall agree not to sell or otherwise transfer or dispose of any shares of Common Stock acquired by it by way of exercise of this Warrant or any other securities of the Company held by such Holder for a specified period of time required by the managing underwriter (not to exceed 180 days) following the effective date of a registration statement; provided that such agreement shall apply only to (i) the Company’s first underwritten public offering and (ii) any registration statements covering shares of Common Stock of the Company sold on its behalf to the public in an underwritten public offering within twelve (12) months from the effective date of the Company’s first underwritten public offering.

(b) The agreements described in subsection (a) above shall be in writing in a form reasonably satisfactory to the Company and the underwriter. The Company may impose stop-transfer instructions with respect to the shares of Common Stock held by the Holder or other securities subject to the foregoing restriction until the end of the stand-off period.

17. Miscellaneous. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

18. Expiration. The right to exercise this Warrant shall expire at 11:59 P.M., Eastern Time, on                  pursuant to the terms and conditions of Section 1.3 hereof.

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[19. Surrender for Exchange of Warrant. Holder agrees that the certain Common Stock Warrant originally issued by Panacea Pharmaceuticals, Inc., a Maryland corporation (“Panacea”), dated                 (the “Original Warrant”), is hereby surrendered and terminated. Concurrent with such surrender of the Original Warrant and in accordance with Section 10 thereof, the Original Warrant is hereby converted solely into the right to receive this Warrant such that Holder shall have the right to purchase the same number of shares of Company Common Stock on the same terms and conditions and at the same price per share as those shares of common stock of Panacea as set forth in the Original Warrant.

Holder agrees that this Warrant satisfies the obligations of the Company pursuant to Section 10 of the Original Warrant, that this Warrant replaces in its entirety the Original Warrant, and that the Original Warrant is null, void, and of no further force or effect. Holder has reviewed this Warrant in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Warrant, and fully understands all provisions hereof. Holder hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Company upon any questions arising under this Warrant.]

PPI HOLDINGS, INC.

By:

Name:

Title:

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FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: PPI Holdings, Inc.

The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder,                              shares of Common Stock of PPI Holdings, Inc. and herewith makes payment of $                         therefore, and requests that the certificates for such shares be issued in the name of, and delivered to:

whose address is:

(Phone)	(Email)

Dated:
(Signature must conform to name on face of the Warrant)

(Printed Name)

(Address)

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FORM OF ASSIGNMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto                                                                       the right represented by the within Warrant to purchase                              shares of Common Stock of PPI Holdings, Inc. to which the within Warrant relates, and appoints                                                   attorney to transfer such right on the books of PPI Holdings, Inc. with full power of substitution in the premises.

The Holder of this Warrant and any purchaser, assignee or transferee of such Holder acknowledges that no sale, assignment or transfer of this Warrant will be valid without the express written approval of the Company.

Dated:
(Signature must conform to name on face of the Warrant)

(Printed Name)

(Address)

Signed in the presence of:

(Signature)

(Printed Name)

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